                                                                     EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)

                                                YEAR ENDED DECEMBER 31,
                                        ---------------------------------------
                                        1992(1) 1993(1) 1994(1) 1995(2) 1996(3)
                                        ------- ------- ------- ------- -------
Fixed charges:
 Interest expense...................... $    0  $    0  $     0 $ 2,412 $11,134
 Rental expense included in fixed
  charges..............................    280     291      297     305     554
                                        ------  ------  ------- ------- -------
  Total fixed charges..................    280     291      297   2,717  11,688
                                        ------  ------  ------- ------- -------
Earnings:
 Pre-tax (loss) income.................  7,045   8,265   12,092  14,196  12,310
 Plus: fixed charges...................    280     291      297   2,717  11,688
                                        ------  ------  ------- ------- -------
  Total earnings....................... $7,325  $8,556  $12,389 $16,913 $23,998
                                        ------  ------  ------- ------- -------
Ratio of earnings to fixed charges.....   26.2    29.4     41.7     6.2     2.1
                                        ======  ======  ======= ======= =======

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(1) Amounts were derived from the audited combined financial statements of the
    Predecessor.

(2) Amounts were derived from the audited combined financial statements of the Predecessor for the period from January 1, 1995 to September 22, 1995, and from the audited consolidated financial statements of the Company for the period from September 23, 1995 to December 31, 1995.

(3) Amounts were derived from the audited consolidated financial statements of the Company for the year ended December 31, 1996.